Exhibit 7(a)

STOCK EXCHANGE AGREEMENT

This Stock Exchange Agreement, dated as of June 3, 2021, is entered into by and among John C. Malone, individually (“Mr. Malone”), Leslie A. Malone, individually (“Mrs. Malone”), The John C. Malone 1995 Revocable Trust (the “John Trust”), The Leslie A. Malone 1995 Revocable Trust (the “Leslie Trust”), The Tracy M. Neal Trust A (the “Tracy Trust”), The Evan D. Malone Trust A (the “Evan Trust” and collectively with the John Trust, the Leslie Trust and the Tracy Trust, the “Trusts”) and Qurate Retail, Inc., a Delaware corporation (“Qurate”). Mr. Malone, Mrs. Malone and the Trusts are referred to herein as the “Malone Parties” and each, a “Malone Party”. The Malone Parties collectively with Qurate are referred to herein as the “Exchange Parties” and each, an “Exchange Party”.

RECITALS

WHEREAS, the Exchange Parties are entering into this Agreement in connection with (i) that certain Call Agreement, dated as of February 9, 1998 (the “Call Agreement”), by and among Qurate, as successor-in-interest to the assignee of Tele-Communications, Inc., a Delaware corporation, Mr. Malone and Mrs. Malone, (ii) that certain written offer, dated as of May 18, 2021 (the “Maffei Offer”), delivered by Gregory B. Maffei to Mr. Malone with respect to all of the shares of Series B common stock, par value of $0.01 per share (the “Series B Common Stock”), of Qurate beneficially owned by the Malone Parties (such shares, the “Subject Shares”), (iii) that certain written notice, dated as of May 18, 2021, delivered to Qurate by Mr. Malone indicating a desire to accept the Maffei Offer; and (iv) that certain written notice, dated as of June 2, 2021, delivered to Mr. Malone by Qurate notifying the Malone Parties of the exercise by Qurate of its Call Right (as such term is defined in the Call Agreement);

WHEREAS, the Board of Directors of Qurate (the “Board”) has formed the Independent Committee to, among other things, determine whether to exercise the Call Right and the terms and conditions of any acquisition of the Subject Shares pursuant to the exercise of the Call Right;

WHEREAS, the Independent Committee has determined that it is in the best interests of Qurate and its stockholders to exercise the Call Right (as such term is defined in the Call Agreement) and to pay for the Subject Shares in the form of newly-issued shares of Series A common stock, par value of $0.01 per share (“Series A Common Stock”), of Qurate at an exchange ratio (the “Exchange Ratio”) of 1.1 share of Series A Common Stock for each share of Series B Common Stock beneficially owned by the Trusts with the aggregate number of shares of Series A Common Stock rounded down to the nearest whole share for each such Trust;

WHEREAS, the Independent Committee has determined that it is in the best interests of Qurate and its stockholders to enter into, and has approved entry into, this Agreement and the transactions contemplated hereby; and

WHEREAS, capitalized terms used herein shall have the meanings assigned to them pursuant to Section 4.1.

NOW, THEREFORE, for and in consideration of the mutual promises set forth herein and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and upon the terms and subject to the conditions hereof, the Exchange Parties agree as follows:

SECTION 1.           EXCHANGE OF SHARES

1.1            Exchange.

(a)            On the terms and subject to the conditions contained herein, at the Closing (as defined below), each of the Trusts agrees to transfer and assign to Qurate, and Qurate agrees to acquire and accept from each such Trust those Subject Shares set forth opposite such Trust’s name in Exhibit A, and in exchange (the “Exchange”), Qurate agrees to issue to each of the Trusts, and each such Trust agrees to acquire and accept from Qurate, those shares of Series A Common Stock set forth opposite such Trust’s name in Exhibit A (the “Issued Shares”), in a transaction intended to qualify, for United States federal income tax purposes, as an exchange pursuant to Section 1036(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and/or a reorganization under Section 368(a)(1)(E) of the Code, in either case that is tax-free except to the extent of any consideration received by the Malone Parties (including, without limitation, cash payments made pursuant to the Call Agreement to the Malone Group (as defined in the Call Agreement)) other than the Issued Shares. This Agreement is intended to constitute a “plan of reorganization” within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the U.S. Treasury Regulations promulgated under the Code with respect to the Exchange.

(b)            All certificates, statements or other instruments representing the shares of Series A Common Stock issued to a Malone Party by Qurate pursuant to the Exchange shall, from and after the date of issuance of such shares of Series A Common Stock pursuant to Section 1.1(a), bear a legend substantially to the following effect (unless and until registered under the Securities Act):

“THESE SHARES OF SERIES A COMMON STOCK, PAR VALUE $0.01 PER SHARE, OF QURATE RETAIL, INC. HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION, AND, UNLESS SO REGISTERED, THEY MAY NOT BE SOLD, OFFERED FOR SALE, TRANSFERRED, ASSIGNED, PLEDGED, HYPOTHECATED OR OTHERWISE DISPOSED OF EXCEPT PURSUANT TO AN EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF SUCH ACT AND APPLICABLE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION.”

1.2            Closing.

(a)            The closing of the Exchange (the “Closing”) shall take place at the offices of Baker Botts L.L.P. at 2001 Ross Avenue, Suite 900, Dallas, Texas 75201, at a time mutually agreed by the Exchange Parties on the date hereof (the “Closing Date”), or at such other location, date and time as the Exchange Parties may mutually agree. All of the share transfers and issuances constituting the Exchange shall be deemed to occur simultaneously as of the Closing.

(b)            At the Closing, (i) each Trust shall deliver or cause to be delivered to Qurate (x) evidence reasonably satisfactory to Qurate that irrevocable instructions have been given for the Subject Shares set forth opposite such Trust’s name in Exhibit A being exchanged by the such Trust to be deposited by book entry transfer to the account of Qurate maintained with Qurate’s transfer agent, and (y) a valid executed Internal Revenue Service Form W-9 providing such Trust’s taxpayer identification number and the requisite certification by such Trust under penalties of perjury; provided, that, if any such Trust is a grantor trust filing under the Optional Form 1099 Filing Method 1 within the meaning of the instructions to Internal Revenue Service Form W-9 (or filing under any other method for U.S. federal income tax purposes that would require such Trust to provide the name and taxpayer identification number of its grantor/owner on an Internal Revenue Service Form W-9) or a disregarded entity (other than a grantor trust) for U.S. federal income tax purposes, such Trust shall instead deliver to Qurate at the Closing one or more (as applicable) properly completed and executed Internal Revenue Service Forms W-9 properly referencing such Trust and providing the relevant information of the applicable regarded owners of all or any portion of such Trust for U.S. federal income tax purposes and the requisite certification by such owners under penalties of perjury; and (ii) Qurate shall deliver or cause to be delivered to each Trust evidence reasonably satisfactory to Mr. Malone (acting on behalf of each of the Malone Parties) that irrevocable instructions have been given for the Issued Shares set forth opposite such Trust’s name in Exhibit A to be issued to such Trust at the Closing to be deposited by book entry transfer to the account of such Trust maintained with Qurate’s transfer agent. Qurate, on the one hand, and Mr. Malone (acting on behalf of each of the Malone Parties), on the other hand, or any such Exchange Party’s designated representative, as applicable, shall specify in writing to the other Exchange Party (which may be in the form of electronic mail), prior to the Closing, the account information at Qurate’s transfer agent for the deposit of the Common Shares to be exchanged at the Closing.

1.3            Conditions to the Closing

(a)            The obligation of Qurate to effect the Exchange at the Closing shall be subject to the satisfaction or (to the extent legally permissible) waiver in writing by Qurate, prior to the Closing, of the following conditions: (i) no judgment, order, writ, award, preliminary or permanent injunction of decree of any Governmental Entity (as defined below) shall be in effect that prohibits, renders illegal or enjoins the consummation of the Exchange to be consummated at the Closing; (ii) the representations and warranties of the Malone Parties set forth in Section 2.1 shall be true and correct in all respects in each case as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date, except for those representations and warranties made as of a specified date, which shall be true and correct in all respects as of such date; (iii) each Malone Party shall have performed in all material respects all covenants required to be performed by it prior to or at the Closing; and (iv) each Malone Party shall have delivered to Qurate a certificate duly executed by such Malone Party that the conditions set forth in clauses (ii) and (iii) of this Section 1.3(a) have been satisfied.

(b)            The obligation of the Malone Parties to effect the Exchange at the Closing shall be subject to the satisfaction or (to the extent legally permissible) waiver in writing by each of the Malone Parties, prior to the Closing, of the following conditions: (i) no judgment, order, writ, award, preliminary or permanent injunction of decree of any Governmental Entity shall be in effect that prohibits, renders illegal or enjoins the consummation of the Exchange to be consummated at the Closing; (ii) the representations and warranties of Qurate set forth in Section 2.2 shall be true and correct in all respects in each case as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date, except for those representations and warranties made as of a specified date, which shall be true and correct in all respects as of such date; (iii) Qurate shall have performed in all material respects all covenants required to be performed by it prior to or at the Closing; and (iv) Qurate shall have delivered to each Malone Party a certificate duly executed by an executive officer of Qurate that the conditions set forth in clauses (ii) and (iii) of this Section 1.3(b) have been satisfied.

SECTION 2.           Representations and Warranties.

2.1            Representations and Warranties of the Malone Parties. Each Malone Party, severally and not jointly, hereby represents and warrants to Qurate as follows:

(a)             Existence and Power. With respect to such Malone Party if it is a Trust, such Trust is duly organized, validly existing and in good standing under the laws of the jurisdiction that governs it, and has the full power and authority to carry on its business as now conducted and to own its assets, except where the failure to have such power and authority would not, either individually or in the aggregate, have a material adverse effect on such Trust’s ability to consummate the transactions contemplated hereby.

(b)            Authority. Such Malone Party has all necessary capacity or power, as applicable, and authority to enter into this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby.

(c)            Due Authorization. This Agreement has been duly and validly executed and delivered by such Malone Party and, assuming the due execution and delivery hereof by each other Exchange Party, is a valid and binding obligation of such Malone Party, enforceable against such Malone Party in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, fraudulent transfer and other similar Laws (as defined below) affecting the rights of creditors generally and by general principles of equity.

(d)            Title. With respect to such Malone Party if it is a Trust, as of the Closing, other than restrictions on transfer under applicable federal and state securities Laws, Mr. Malone’s right of substitution over the assets of such Trust (as applicable) and the rights of Qurate under the Call Agreement, (x) such Trust has beneficial ownership of and good and valid title to the Subject Shares to be exchanged at the Closing, free and clear of all security interests, pledges, claims, liens and encumbrances of any nature, including any rights of third parties in or to such shares, (y) there are no outstanding options, warrants or rights to purchase or acquire, or agreements or arrangements relating to the voting of, any of the Subject Shares to be exchanged at the Closing and (z) such Trust has the sole power of disposition with respect to the Subject Shares to be exchanged at the Closing, with no restrictions thereof.

(e)            Transfer of Title. At the Closing, upon delivery to Qurate of evidence of delivery of the Subject Shares to be exchanged at the Closing, Qurate will acquire good and valid title to such transferred shares, free and clear of all security interests, pledges, claims, liens and encumbrances of any nature, other than any security interests, claims, liens, restrictions or encumbrances created by or through Qurate or restrictions on transfer under applicable federal and state securities Laws.

(f)            Non-contravention; No Consents. The execution and delivery of this Agreement by such Malone Party and the performance by it of its obligations hereunder and the consummation of the transactions contemplated hereby will not:

(i)             with respect to such Malone Party if it is a Trust, conflict with or violate the trust organizational documents of such Trust;

(ii)            require any consent, approval, order or authorization of or other action by any Governmental Entity, or any registration, qualification, declaration or filing (other than any filings required to be made with the U.S. Securities and Exchange Commission (the “SEC”) under the Exchange Act, except where failure of such Malone Party to obtain such consents, approval, orders or authorizations would not, either individually or in the aggregate, have a material adverse effect on such Malone Party’s ability to consummate the transactions contemplated hereby; or

(iii)           result (with or without notice, lapse of time or otherwise) in a breach of the terms or conditions of, a default under, or the acceleration of (or the creation in any Person of any right to cause the acceleration of) any performance of any obligation or any increase in any payment required by, or the termination, suspension, modification, impairment or forfeiture (or the creation in any Person of any right to cause the termination, suspension, modification, impairment or forfeiture) of any material rights or privileges of such Malone Party (any such breach, default, acceleration, increase, termination, suspension, modification, impairment or forfeiture, a “Violation”) under (x) any agreement, contract or arrangement, written or oral, or any judgment, writ, order or decree to which such Malone Party is a party or by or to which such Malone Party, its properties, assets or any of its Subject Shares to be exchanged at the Closing may be subject, bound or affected, (y) with respect to such Malone Party if it is a Trust, its trust organizational documents or (z) any applicable Law, other than, in the case of clauses (x) and (z), any such Violations as would not, either individually or in the aggregate, have a material adverse effect on such Malone Party’s ability to consummate the transactions contemplated hereby.

(g)            No Proceedings. As of the date hereof, there is no action, suit, arbitration, mediation, hearing, investigation or proceeding, whether civil, criminal, governmental, regulatory or otherwise (“Proceeding”), pending or, to the knowledge of such Malone Party, threatened, against such Malone Party that (A) involves or affects its Subject Shares which may be exchanged hereunder, (B) challenges the validity or enforceability of the obligations of such Malone Party under this Agreement, or (C) seeks to prevent, enjoin, alter, materially impede or materially delay the Closing or would otherwise reasonably be expected to, individually or in the aggregate with any other such Proceedings, have a material adverse effect on such Malone Party’s ability to consummate the transactions contemplated hereby.

(h)           Trust Beneficiaries. With respect to such Malone Party if it is a Trust, no beneficiary, grantee or appointee of such Trust will have any right, claim, action, suit or complaint, whether based in contract, tort or breach of fiduciary or similar duty, against such Trust as a result of the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

(i)            Investment Representations. Such Malone Party is a sophisticated investor and an accredited investor (as defined in Rule 501(a) of Regulation D promulgated under the Securities Act), with sufficient knowledge and experience in financial and business matters to evaluate the merits and risks of the Exchange and the other transactions contemplated hereby, and such Malone Party acknowledges that the offer and sale of any Issued Shares hereunder have not been registered under the Securities Act or applicable state securities Laws and that such Issued Shares may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of without registration under the Securities Act, except pursuant to an exemption from such registration available under the Securities Act.

2.2            Representations and Warranties of Qurate. Qurate hereby represents and warrants to each Malone Party as follows:

(a)            Existence and Power. Qurate is duly organized, validly existing and in good standing under the Laws of the State of Delaware, and has full power and authority to carry on its business as now conducted and to own its assets, except where the failure to have such power and authority would not, either individually or in the aggregate, have a material adverse effect on Qurate’s ability to consummate the transactions contemplated hereby.

(b)            Authority. Qurate has all necessary power and authority to enter into this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby.

(c)            Due Authorization. This Agreement has been duly and validly executed and delivered by Qurate and, assuming the due execution and delivery hereof by each of the other Exchange Parties, is a valid and binding obligation of Qurate, enforceable against Qurate in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, fraudulent transfer and other similar Laws affecting the rights of creditors generally and by general principles of equity.

(d)            Issued Shares. The Issued Shares to be issued pursuant to Section 1.1 have been duly authorized and, when issued at the Closing, will be validly issued, fully paid and non-assessable, and will be issued in compliance with applicable federal and state securities Laws.

(e)            Non-contravention. The execution and delivery of this Agreement by Qurate and the performance by it of its obligations hereunder and the consummation of the transactions contemplated hereby will not:

(i)            conflict with or violate the organizational documents of Qurate;

(ii)           require any consent, approval, order or authorization of or other action by any Governmental Entity, or any registration, qualification, declaration or filing (other than any filings required to be made with the SEC under the Exchange Act), except where the failure of Qurate to obtain such consents, approval, orders or authorization would not, either individually or in the aggregate, have a material adverse effect on Qurate’s ability to consummation the transactions contemplated hereby; or

(iii)            result (with or without notice, lapse of time or otherwise) in a Violation under (x) any agreement, contract or arrangement, written or oral, or any judgment, writ, order or decree to which Qurate is a party or by or to which Qurate, its properties or assets may be subject, bound or affected, (y) its organizational documents or (z) any applicable Law, other than, in the case of clauses (x) and (z), any such Violations as would not, either individually or in the aggregate, have a material adverse effect on Qurate’s ability to consummate the transactions contemplated hereby.

(f)            No Proceedings. As of the date hereof, there is no Proceeding pending or, to the knowledge of Qurate, threatened, against Qurate that (A) challenges the validity or enforceability of the obligations of Qurate under this Agreement, or (B) seeks to prevent, enjoin, alter, materially impede or materially delay the Closing or would otherwise reasonably be expected to, individually or in the aggregate, have a material adverse effect on Qurate’s ability to consummate the transactions contemplated hereby.

SECTION 3.           COVENANTS

3.1            Further Assurances. If, subsequent to the Closing Date, further documents are reasonably requested by either Exchange Party in order to carry out the provisions and purposes of this Agreement, the Exchange Parties shall execute and deliver such further documents.

3.2            Waiver. In consideration for the receipt of the Issued Shares, each of the Malone Parties hereby irrevocably waives any obligation under the Call Agreement for the payment of cash or any other consideration for the Subject Shares and further irrevocably releases Qurate from any claims or rights any Malone Party may have otherwise had for payment by Qurate of any cash or other consideration for the Subject Shares upon exercise of the Call Right under the Call Agreement.

SECTION 4.           MISCELLANEOUS

4.1            Definitions. The following terms shall have the meanings ascribed to them below for purposes of this Agreement:

(a)            “Agreement” means this Stock Exchange Agreement, as amended, modified or supplemented from time to time, in accordance with the terms hereof, together with any exhibits, schedules or other attachments hereto.

(b)            “beneficially own” with respect to any securities means having “beneficial ownership” of such securities, as determined pursuant to Rule 13d-3 under the Exchange Act, without limitation by the 60-day provision in paragraph (d)(1)(i) thereof. The term “beneficial ownership” has a correlative meaning.

(c)            “Board” shall have the meaning set forth in the Recitals.

(d)            “Business Day” shall mean any day other than a Saturday, Sunday or day on which banking institutions in New York, New York are authorized or obligated by Law or executive order to be closed.

(e)            “Call Agreement” shall have the meaning set forth in the Recitals.

(f)            “Closing” shall have the meaning set forth in Section 1.2(a).

(g)            “Closing Date” shall have the meaning set forth in Section 1.2(a).

(h)            “Code” shall have the meaning set forth in Section 1.1(a).

(i)            “Common Shares” means, individually or collectively, as the context requires, shares of Series A Common Stock and shares of Series B Common Stock.

(j)            “Evan Trust” shall have the meaning set forth in the Preamble.

(k)            “Exchange” shall have the meaning set forth in Section 1.1(a).

(l)            “Exchange Act” means the Securities Exchange Act of 1934, as amended, including the rules and regulations promulgated thereunder.

(m)            “Exchange Parties” or “Exchange Party” shall have the meaning set forth in the Preamble.

(n)            “Exchange Ratio” shall have the meaning set forth in the Recitals.

(o)            “Governmental Entity” means any United States or foreign, federal, state, commonwealth, local, municipal, provincial or other governmental, quasi-governmental, regulatory or administrative department, board, bureau, authority, agency, division, instrumentality or commission or any arbitral body or any court or tribunal of any of the same.

(p)            “Independent Committee” means the committee of the Board formed by resolution of the Board on May 20, 2021.

(q)            “Issued Shares” shall have the meaning set forth in Section 1.1(a).

(r)            “John Trust” shall have the meaning set forth in the Preamble.

(s)            “Law” means any applicable law, rule, regulation, statute, code, restriction, ordinance, order or permit enacted, issued promulgated or enforced by any Governmental Entity.

(t)            “Leslie Trust” shall have the meaning set forth in the Preamble.

(u)            “Maffei Offer” shall have the meaning set forth in the Recitals.

(v)            “Malone Parties” or “Malone Party” shall have the meaning set forth in the Preamble.

(w)          “Mr. Malone” shall have the meaning set forth in the Preamble.

(x)           “Mrs. Malone” shall have the meaning set forth in the Preamble.

(y)          “Person” means any natural person, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization or government or other agency or political subdivision thereof.

(z)           “Proceeding” shall have the meaning set forth in Section 2.1(g).

(aa)         “Qurate” shall have the meaning set forth in the Preamble.

(bb)        “SEC” shall have the meaning set forth in Section 2.1(f)(ii).

(cc)         “Securities Act” means the Securities Act of 1933, as amended.

(dd)        “Series A Common Stock” shall have the meaning set forth in the Recitals.

(ee)         “Series B Common Stock” shall have the meaning set forth in the Recitals.

(ff)          “Subject Shares” shall have the meaning set forth in the Recitals.

(gg)        “Tracy Trust” shall have the meaning set forth in the Preamble.

(hh)        “Trust” shall have the meaning set forth in the Preamble.

(ii)           “Violation” shall have the meaning set forth in Section 2.1(f)(iii).

4.2           Notice. Any notices or other communications required or permitted under, or otherwise in connection with this Agreement, shall be in writing and shall be deemed to have been duly given (A) when delivered in person, (B) upon transmission by electronic mail as evidenced by confirmation of receipt by the receiving party or (C) on the next Business Day if transmitted by national overnight courier, in each case as follows.

If to any Malone Party:

John C. Malone
c/o Liberty Media Corporation
12300 Liberty Boulevard
Englewood, CO 80112
E-mail:	[Separately provided]

with a copy (which shall not constitute notice) to:

Steven D. Miller
Sherman & Howard L.L.C.
633 Seventeenth Street
Suite 3000
Denver, CO 80202
E-mail:	[Separately provided]

If to Qurate:

Qurate Retail, Inc.
12300 Liberty Boulevard
Englewood, CO 80112
Attention:	Chief Legal Officer
E-mail:	[Separately provided]

with a copy (which shall not constitute notice) to:

Baker Botts L.L.P.
2001 Ross Avenue
Suite 900
Dallas, Texas 75201-2980
Attention:	Samantha H. Crispin
E-mail:	[Separately provided]

4.3           Governing Law; Jurisdiction. All disputes, claims or controversies arising out of or relating to this Agreement, or the negotiation, validity or performance of this Agreement, or the transactions contemplated hereby (including, but not limited to, all contract and tort claims) shall be governed by and construed in accordance with the Laws of the State of Delaware without regard to its rules of conflict of laws. Each of the Exchange Parties irrevocably submits and consents to the exclusive jurisdiction of the Delaware Court of Chancery, or, if the Delaware Court of Chancery does not have subject matter jurisdiction, the other state courts of the State of Delaware, or the United States District Court for any district within such state, for the purpose of any action or judgment relating to or arising out of this Agreement or any of the transactions contemplated hereby and to the laying of venue in such court. Service of process in connection with any such action may be served on each Exchange Party by the same methods as are specified for the giving of notices in Section 4.2. Each Exchange Party irrevocably and unconditionally waives and agrees not to plead or claim any objection to the laying of venue of any such action brought in such courts and irrevocably and unconditionally waives any claim that any such action brought in any such court has been brought in an inconvenient forum. EACH OF THE EXCHANGE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHTS TO TRIAL BY JURY IN CONNECTION WITH ANY ACTION, PROCEEDING, OR (COUNTER-)CLAIM ARISING OUT OF OR RELATING IN ANY WAY TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH EXCHANGE PARTY HEREBY ACKNOWLEDGES THAT IT IS KNOWINGLY AND VOLUNTARILY WAIVING THE RIGHT TO DEMAND TRIAL BY JURY.

4.4           Successors and Assigns. Neither this Agreement nor any of the rights or obligations under this Agreement shall be assigned, in whole or in part, by any Exchange Party without the prior written consent of the other Exchange Parties including, if Qurate is the consenting party, the express authorization of a majority of the directors constituting the Independent Committee; provided, that, the Exchange Parties hereby acknowledge and agree that, in the event that the John Trust or the Leslie Trust is revoked in accordance with the terms of the organizational documents of such Trust, the rights and obligations of such Trust under this Agreement and, following the Closing, with respect to the Issued Shares, shall, automatically and without any further action by any Person, be assigned to and assumed by Mr. Malone and Mrs. Malone, respectively. Subject to the foregoing, this Agreement shall bind and inure to the benefit of and be enforceable by the Exchange Parties and their respective heirs, estates, successors and permitted assigns.

4.5           Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original agreement, but all of which together shall constitute one and the same instrument.

4.6           Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated. Upon such determination, the Exchange Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Exchange Parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

4.7           Entire Agreement. This Agreement, together with the Call Agreement, constitutes the entire agreement among the Exchange Parties with respect to the matters covered hereby and supersedes all prior agreements, understandings, discussions, negotiations and undertakings, whether written or oral, among the Exchange Parties with respect to the subject matter hereof.

4.8           No Third-Party Beneficiaries. This Agreement is for the sole benefit of the Exchange Parties and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever, under or by reason of this Agreement.

4.9           Interpretation. The headings contained in this Agreement are for convenience only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”.

4.10        Amendments. This Agreement may not be amended (a) except by an instrument in writing signed by all Exchange Parties, and (b) with respect to Qurate, unless expressly authorized by a majority of the directors constituting the Independent Committee.

4.11         Waivers. Any of the terms or conditions of this Agreement may be waived at any time by the Exchange Party, or the Exchange Parties, entitled to the benefit thereof, but only (a) by a writing signed by the Exchange Party, or Exchange Parties, waiving such terms or conditions and (b) if Qurate is the party waiving such terms or conditions, upon the express authorization of by a majority of the directors constituting the Independent Committee.

4.12         Expenses. Each of Qurate, on the one hand, and each of the Malone Parties, on the other hand, hereby acknowledge and agree that he, she or it shall bear his, her or its own costs and expenses associated with the preparation, negotiation, execution and delivery of this Agreement, and the performance or consummation of the transactions contemplated hereby, whether incurred prior to the date hereof or in the future.

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IN WITNESS WHEREOF, each of the Exchange Parties has executed this Agreement as of the date first written above.

/s/ John C. Malone
John C. Malone

/s/ Leslie A. Malone
Leslie A. Malone

[Stock Exchange Agreement (Malone)]

The John C. Malone 1995 REvocable Trust

By:	/s/ John C. Malone
Name:	John C. Malone
Title:	Trustee

The leslie a. malone 1995 revocable trust

By:	/s/ John C. Malone
Name:	John C. Malone
Title:	Trustee

The Tracy L. Neal Trust A

By:	/s/ David Thomas III
Name:	David Thomas III
Title:	Trustee

The Evan D. Malone Trust A

By:	/s/ David Thomas III
Name:	David Thomas III
Title:	Trustee

[Stock Exchange Agreement (Malone)]

Qurate retail, inc.

By:	/s/ Renee L. Wilm
Name:	Renee L. Wilm
Title:	Chief Legal Officer and Chief Administrative Officer

[Stock Exchange Agreement (Malone)]